Exhibit 3.1

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

FINANCIAL ENGINES, INC.

FIRST: The name of the corporation (hereinafter sometimes referred to as the “Corporation”) is:

Financial Engines, Inc.

SECOND: The address of the registered office of the Corporation in the State of Delaware is 200 Bellevue Parkway, Suite 210, Bellevue Park Corporate Center, Wilmington, New Castle County, Delaware 19809. The name of its registered agent at such address is Intertrust Corporate Services Delaware Ltd.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (as amended, the “DGCL”).

FOURTH: The aggregate number of all classes of shares of capital stock which the Corporation shall have the authority to issue is one thousand (1,000) shares of common stock, with a par value of $0.0001 per share (the “Common Stock”).

FIFTH: The rights, preferences, privileges and restrictions granted or imposed upon the Common Stock are as follows:

1. Dividends. The holders of the Common Stock shall be entitled to the payment of dividends when and as declared by the board of directors of the Corporation (the “Board”) out of funds legally available therefor and to receive other distributions from the Corporation, including distributions of contributed capital, when and as declared by the Board. Any dividends declared by the Board to the holders of the then outstanding Common Stock shall be paid to the holders thereof pro rata in accordance with the number of shares of Common Stock held by each such holder as of the record date of such dividend.

2. Liquidation, Dissolution or Winding Up. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the funds and assets of the Corporation that may be legally distributed to the Corporation’s stockholders shall be distributed among the holders of the then outstanding Common Stock pro rata in accordance with the number of shares of Common Stock held by each such holder.

3. Voting. Each holder of Common Stock shall have full voting rights and powers equal to the voting rights and powers of each other holder of Common Stock and shall be entitled to one (1) vote for each share of Common Stock held by such holder. Each holder of Common Stock shall be entitled to notice of any stockholders’ meeting in accordance with the bylaws of the Corporation (as in effect at the time in question) and applicable law on all matters put to a vote of the stockholders of the Corporation.

SIXTH: In furtherance and not in limitation of the power conferred by statute, the Board is expressly authorized to make, alter or repeal the bylaws of the Corporation subject to any limitations contained therein.

SEVENTH: To the fullest extent permitted by the DGCL, as the same exists or as may hereafter be amended (including, but not limited to Section 102(b)(7) of the DGCL), a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the DGCL hereafter is amended to further eliminate or limit the liability of directors, then the liability of a director of the Corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the amended DGCL. Any repeal or modification of this paragraph by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the Corporation existing at the time of such repeal or modification.

EIGHTH: Election of directors need not be by written ballot unless the bylaws of the Corporation shall so provide.

NINTH: The Corporation reserves the right to amend, alter, change or repeal any provisions contained in this certificate of incorporation, in the manner now or hereafter prescribed by the DGCL. All rights conferred upon stockholders herein are granted subject to this reservation.

TENTH: Each stockholder (subject to the proviso below), director that is an employee or principal of Hellman & Friedman LLC or one of its successor entities or investment fund or management company affiliates (together with their respective permitted assigns, each, an “Investor”), officer affiliated with an Investor and any other officer or director of the Corporation specifically designated by an Investor (each, an “Exempted Person”) has the right to, and shall have no duty (contractual or otherwise) not to, directly or indirectly, engage in the same or similar business activities or lines of business as the Corporation or any of its subsidiaries, including those deemed to be competing with the Corporation or any of its subsidiaries. In the event that any Exempted Person acquires knowledge of a potential transaction or matter that may be a corporate opportunity for the Corporation and/or any of its subsidiaries, then such Exempted Person shall have no duty (contractual or otherwise) to communicate or present such corporate opportunity to the Corporation or any of its subsidiaries, as the case may be, and shall not be liable to the Corporation or its affiliates or stockholders for breach of any duty (contractual or otherwise) by reason of the fact that such Exempted Person, directly or indirectly, pursues or acquires such opportunity for itself, directs such opportunity to another person, or does not present such opportunity to the Corporation or any of its subsidiaries. Notwithstanding the foregoing, this Article TENTH shall not apply to any individual who is also an officer or employee of the Corporation or any of its subsidiaries (other than officers affiliated with an Investor). Neither the alteration, amendment or repeal of this Article TENTH, nor the adoption of any provision of this certificate of incorporation inconsistent with this Article TENTH, nor, to the fullest extent permitted by Delaware law, any modification of law, shall eliminate or reduce the effect of this Article TENTH in respect of any business opportunity first identified or any other matter occurring, or any cause of action, suit or claim that, but for this Article TENTH, would accrue or arise, prior to such alteration, amendment, repeal, adoption or modification.

ELEVENTH:

(a) Each person who is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, employee benefit plan or other enterprise (including the heirs, executors, administrators or estate of such person) (each such person, an “Indemnitee”), shall be indemnified and advanced expenses by the Corporation, in accordance with the bylaws of the Corporation, to the fullest extent authorized by the DGCL, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment) or any other applicable laws as presently or hereinafter in effect. The right to indemnification and advancement of expenses hereunder shall not be exclusive of any other right that any person may have or hereafter acquire under any statute, provision of the certificate of incorporation or bylaws of the Corporation, agreement, vote of stockholders or disinterested directors or otherwise.

(b) The Corporation acknowledges and agrees that the Corporation shall, and to the extent applicable shall cause its subsidiaries to, be fully and primarily responsible (i.e., as indemnitor of first resort) for the payment to the Indemnitee in respect of indemnified liabilities in connection with any Jointly Indemnifiable Claims (as defined herein), pursuant to and in accordance with (as applicable) the terms of (i) in the case of the Corporation and any of its subsidiaries, the DGCL, as amended, (ii) any director indemnification agreement, (iii) any other agreement between the Corporation or any of its subsidiaries and the Indemnitee pursuant to which the Indemnitee is indemnified, (iv) the laws of the State of Delaware and the jurisdiction of incorporation or organization of any subsidiary of the Corporation and/or (v) the certificate of incorporation, certificate of organization, bylaws, partnership agreement, operating agreement, certificate of formation, certificate of limited partnership or other organizational or governing documents of the Corporation or any its subsidiaries (clauses (i) through (v), inclusive, collectively, the “Indemnification Sources”), irrespective of any right of recovery the Indemnitee may have from any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, governmental agency or instrumentality or other entity of any kind (other than the Corporation, any of its subsidiaries or the insurer under and pursuant to an insurance policy of the Corporation or any its subsidiaries) from whom an Indemnitee may be entitled to indemnification with respect to which, in whole or in part, the Corporation or any of its subsidiaries may also have an indemnification obligation (collectively, the “Indemnitee-Related Entities”). Under no circumstance shall the Corporation or any of its subsidiaries be entitled to any right of subrogation or contribution by the Indemnitee-Related Entities and no right of advancement or recovery the Indemnitee may have from the Indemnitee-Related Entities shall reduce or otherwise alter the rights of the Indemnitee or the obligations of the Corporation or any of its subsidiaries under the Indemnification Sources. In the event that any of the Indemnitee-Related Entities shall make any payment to the Indemnitee in respect of indemnification with respect to any Jointly Indemnifiable Claim, (x) the Corporation shall, and to the extent applicable shall cause its subsidiaries to, reimburse the Indemnitee-Related Entity making such payment to the extent of such payment promptly upon written demand from such Indemnitee-Related Entity, (y) to the extent not previously and fully reimbursed by the Corporation and/or any subsidiary pursuant to clause (x), the Indemnitee-Related Entity making such payment shall be subrogated to the extent of the outstanding balance of such payment to all of the rights of recovery of the Indemnitee against the Corporation and/or any of its subsidiaries, as applicable, and (z) Indemnitee shall execute all papers reasonably required and shall do all things that may be reasonably necessary to secure such rights, including the execution of such documents as may be necessary to enable the Indemnitee-Related Entities effectively to bring suit to enforce such rights. For purposes of this Article ELEVENTH, the term “Jointly Indemnifiable Claims” shall be broadly construed and shall include, without limitation, any indemnified liabilities for which an Indemnitee shall be entitled to indemnification from both (1) the Corporation and/or any of its subsidiaries pursuant to the Indemnification Sources, on the one hand, and (2) any Indemnitee-Related Entity pursuant to any other agreement between any Indemnitee-Related Entity and the Indemnitee pursuant to which the Indemnitee is indemnified, the laws of the jurisdiction of incorporation or organization of any Indemnitee-Related Entity and/or the certificate of incorporation, certificate of organization, bylaws, partnership agreement, operating agreement, certificate of formation, certificate of limited partnership or other organizational or governing documents of any Indemnitee-Related Entity, on the other hand.

(c) Any repeal or modification of the foregoing provisions of this Article ELEVENTH shall not adversely affect any right or protection existing hereunder immediately prior to such repeal or modification.